UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 14, 2009

Cooper Industries, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-31330	98-0355628
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Travis, Suite 5600, Houston, Texas		77002-1001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

In conjunction with entering into a new Credit Agreement, as described in Item 2.03 below, effective August 14, 2009, Cooper Industries, Ltd. ("Cooper") and its subsidiary, Cooper US, Inc. terminated the Five-Year Credit Agreement dated November 3, 2004 among Cooper and Cooper US, Inc. (as borrowers) and a group of ten lenders that provided the $500 million in a credit facility (the "Credit Facility") which was scheduled to expire on November 17, 2009. Certain Cooper subsidiaries guaranteed the obligations of Cooper and Cooper US, Inc. under the Credit Facility. The material terms and conditions of the Credit Facility are substantially similar to the terms of the new Credit Agreement, as described below, except the new Credit Agreement is for a term of three years and provides for a committed credit facility in the amount of $350 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 14, 2009, Cooper and Cooper US, Inc. (as borrowers) and certain other Cooper subsidiaries (as guarantors) entered into a three-year Credit Agreement with a syndicate of twelve lenders that provides $350 million in a committed bank credit facility.

The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The principal financial covenants in the agreement limit Cooper’s debt-to-total capitalization ratio to 60% and require Cooper to maintain a minimum earnings before interest expense, income taxes, depreciation and amortization to interest ratio of 3 to 1. The Credit Agreement is not subject to termination based upon a decrease in Cooper’s debt ratings or a material adverse change.

Any borrowings under the Credit Agreement bear interest at variable rates equal to either the Eurodollar rate plus an applicable margin or at the base rate. The base rate is equal to the highest of (i) the prime rate of Citibank, N.A. in New York, New York as publicly announced from time to time, (ii) .50% above the federal funds rate or (iii) the British Bankers Association Interest Settlement Rate applicable to U.S. dollars for a period of one month plus 1.00%. The facility fee and the applicable margin over the Eurodollar rate are subject to change, based upon a grid determined by Cooper’s long-term debt ratings.

The Credit Agreement will expire on August 14, 2012, unless the parties agree to extend the agreement for one year. Upon expiration, all outstanding amounts under the agreement will be due and payable. Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to Cooper or its significant subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Credit Agreement. Subject to notice and cure periods in certain cases, other events of default under the Credit Agreement will result in termination of lending commitments and acceleration of indebtedness under the Credit Agreement at the option of the lenders. Such other events of default include failure to pay any principal or interest when due, failure to comply with covenants, breach of representations or warranties in any material respect, ERISA problems, judgments in excess of certain material amounts or a change of control of Cooper. Certain Cooper subsidiaries guaranteed the obligations of Cooper and Cooper US, Inc. under the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries, Ltd.

August 19, 2009	By:	Terry A. Klebe

Name: Terry A. Klebe
Title: Senior Vice President and Cheif Financial Officer